Exhibit 99.1


           Arbor Realty Trust Declares Second Quarter 2004 Dividend

              - Announces Date for Annual Shareholders Meeting -

    UNIONDALE, N.Y., June 24 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred equity investments, mortgage-related securities and other real estate related assets, announced today that its Board of Directors declared a quarterly cash dividend of $0.35 per share of common stock for the quarter ended June 30, 2004. The dividend is payable on July 15, 2004 to common shareholders of record on July 6, 2004.
    The Company also announced that it will hold its 2004 annual shareholders meeting on Thursday, July 29, 2004 at 1:00 p.m. at the Teleconference Center on the lower level of 333 Earle Ovington Boulevard in Uniondale, New York. Shareholders of record as of June 18, 2004 will be entitled to vote at the meeting.

    About Arbor Realty Trust, Inc.
    Arbor Realty Trust, Inc. is a real estate investment trust, which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 15 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

    Safe Harbor Statement
    Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed from time to time in the Arbor's periodic and other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

     Contacts:                               Investors:
     Rick Herbst, Chief Financial Officer    Stephanie Carrington/Denise Roche
     Arbor Realty Trust, Inc.                The Ruth Group
     516-832-7408                            646-536-7017/7008
     rick.herbst@thearbornet.com             scarrington@theruthgroup.com
                                             droche@theruthgroup.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             06/24/2004
    /CONTACT: Rick Herbst, Chief Financial Officer of Arbor Realty Trust, Inc., +1-516-832-7408, rick.herbst@thearbornet.com; or Investors - Stephanie Carrington, +1-646-536-7017, scarrington@theruthgroup.com, or Denise Roche, +1-646-536-7008, droche@theruthgroup.com, both of The Ruth Group for Arbor Realty Trust, Inc./
    (ABR)

CO:  Arbor Realty Trust, Inc.
ST:  New York
IN:  RLT FIN
SU:  DIV